Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

OpGen, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	457(c) and (h)	1,858,010 (2)	$0.511 (3)	$949,443.11 (3)	0.0000927	$88.01
Total Offering Amounts					$949,443.11		$88.01
Total Fee Offsets							-
Net Fee Due							$88.01

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock issuable under the equity plan described below in the event the number of outstanding shares of the Registrant is increased by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization or similar transaction.
(2)	Represents 1,858,010 additional shares of the Registrant’s common stock, par value $0.01 per share, available for issuance under the Registrant’s 2015 Equity Incentive Plan, as amended and restated.
(3)	Estimated pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low prices of Company’s Common Stock as reported on the Nasdaq Capital Market on May 27, 2022.